UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 17, 2015

Essex Rental Corp.
(Exact name of registrant as specified in charter)

Delaware	000-52459	20-5415048
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1110 Lake Cook Road, Suite 220, Buffalo Grove, Illinois	60089
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 847-215-6500

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13a-4(c))

Item 4.02. Non-Reliance on Previously Issued Financial Statements or Related Audit Report or Completed Interim Review

(a) On February 26, 2015, Essex Rental Corp. (the "Company") reported that it was evaluating the classification of its revolving credit facilities as short-term obligations or long-term obligations in previously issued Consolidated Balance Sheets under ASC 470-10-45, “Classification of Revolving Credit Agreements Subject to Lock-Box Arrangements and Subjective Acceleration Clauses”, notwithstanding that the facilities do not contractually mature within the next twelve months.

On March 17, 2015, the Company’s Audit Committee of the Board of Directors concluded that the Company's previously issued Consolidated Financial Statements for its fiscal year ended December 31, 2013, and its fiscal quarters ended March 31, 2013 and 2014, June 30, 2013 and 2014, and September 30, 2013 and 2014, should not be relied upon due to errors relating to its classification of the revolving credit facilities and errors in its financial statement footnote disclosure relating to segment reporting, as discussed below. As a result of the foregoing, the Company intends to amend as soon as practicable its Form 10-K for its fiscal year ended December 31, 2013, as well as its Forms 10-Q for its fiscal quarters ended March 31, 2013 and 2014, June 30, 2013 and 2014, and September 30, 2013 and 2014. The restatement of the Company's financial statements to be included in such amended filings will not have any impact on the net cash flows, cash position, revenues, net income or earnings per share of the Company as previously reported.

The Audit Committee also concluded, for one or both of the reasons noted above, that the Company’s Consolidated Financial Statements for its fiscal years ended December 31, 2008 through 2012, and for each of its fiscal quarters between and including the fiscal quarter ended March 31, 2009 and December 31, 2012, should not be relied upon; however, the Company does not intend to amend any of its periodic filings relating to such periods because the Company believes that the financial and other information contained therein has become irrelevant due to the age of such information.

The Audit Committee concluded as described above based on the assessment of Company management that (i) reclassification of certain of the obligations under the revolving credit facilities as short term obligations is appropriate under relevant accounting guidance that provides for such classification when a credit facility includes a subjective acceleration clause and a traditional lock-box arrangement, notwithstanding that the obligations do not mature within twelve months of the date of the applicable balance sheet, and notwithstanding that the applicable terms of the Company's revolving credit facilities and lock-box arrangements have not changed since inception of the facilities, and (ii) the equipment rental operating segment of the Company's two operating subsidiaries, Essex Crane Rental Corp. and Coast Crane Company, should not be aggregated, but reported as separate segments, under appropriate accounting guidance that provides for segment reporting when two operating segments do not share similar economic characteristics based on certain quantitative measures.

The Audit Committee discussed the foregoing with Grant Thornton LLP, the Company's independent auditors.

In light of the above described restatements, Company management reevaluated the adequacy and effectiveness of its internal control over financial reporting and disclosure controls and procedures as they specifically relate to the accounting for the revolving credit facilities and segment reporting, and concluded that a material weakness in internal controls over financial reporting existed as of the affected periods noted above. In response, management has implemented certain changes in its internal controls and believes that these weaknesses have been remediated.

Due solely to the error in classification of the Company’s revolving credit facilities noted above, the Company is in default under its revolving credit facilities and certain of its other financing arrangements. The Company has requested waivers of such defaults from the applicable lender(s) and believes that such waivers will be obtained. The inability of the Company to obtain waivers of such defaults from its lenders would likely have a material adverse effect on the Company and its liquidity and financial condition.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ESSEX RENTAL CORP.

Date: March 17, 2015	By:	/s/ Kory M. Glen
Name: Kory M. Glen
Title: Chief Financial Officer